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                                  NYCOR, INC.
                        BASKING RIDGE, NEW JERSEY 07920
                            ------------------------

                NOTICE OF SPECIAL MEETING OF NYCOR STOCKHOLDERS

                            TO BE HELD JUNE 24, 1996

                            ------------------------


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of NYCOR, Inc. ("NYCOR") will be held at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, NJ 07060 on Monday, June 24, 1996 at 10:30 a.m. for the following purposes:


     1. To consider and act upon a proposal to approve the agreement and plan of merger between NYCOR and Fedders Corporation and the merger of NYCOR into Fedders Corporation; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.


     The close of business on April 25, 1996 has been fixed as the record date for the determination of the holders of shares of NYCOR Common Stock and Class B Stock entitled to notice of, and to vote at, the Special Meeting. A list of the stockholders entitled to vote at the Special Meeting will be available during the period ten (10) days prior to the date of the Special Meeting for examination by any stockholder, for any purpose germane to the Special Meeting, during ordinary business hours at the offices of NYCOR, 287 Childs Road, Basking Ridge, New Jersey 07920.


                                          By order of the Board of Directors

                                          KENT E. HANSEN
                                          Secretary


Dated: April 26, 1996

       Basking Ridge, New Jersey

     IMPORTANT: THE BOARD OF DIRECTORS INVITES YOU TO ATTEND THE MEETING IN PERSON, BUT IF YOU ARE UNABLE TO BE PERSONALLY PRESENT, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IMMEDIATELY. NO POSTAGE IS REQUIRED IF THE PROXY IS RETURNED IN THE ENCLOSED ENVELOPE AND MAILED IN THE UNITED STATES.